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Shareholder Engagement May 2023

Cautionary Statement on Forward-Looking Statements & Non-GAAP Measures This presentation contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “project,” “likely,” “will,” “continue,” “should,” “forecast,” ”commit,” “outlook” or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements include, without limitation, statements regarding the future strategies, growth, business plans, investment, dividend and share repurchase plans, liquidity, earnings, performance and returns of Yum China, anticipated effects of population and macroeconomic trends, the expected impact of the COVID-19 pandemic, pace of recovery of Yum China’s business, the anticipated effects of our innovation, digital and delivery capabilities and investments on growth, beliefs regarding the long-term drivers of Yum China’s business and GHG emissions reduction targets. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results or events to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this presentation are only made as of the date of this presentation, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results or events to differ materially from those expressed or implied by forward- looking statements, including, without limitation: whether we are able to achieve development goals at the times and in the amounts currently anticipated, if at all, the success of our marketing campaigns and product innovation, our ability to maintain food safety and quality control systems, the changes in public health conditions, including the COVID-19 pandemic, our ability to control costs and expenses, including tax costs, as well as changes in political, economic and regulatory conditions in China. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q) for additional detail about factors that could affect our financial and other results. This presentation includes certain non-GAAP financial measures. Reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this presentation where indicated. You are urged to consider carefully the comparable GAAP measures and reconciliations. 2

Yum China 2023 Shareholder Engagement Agenda I • Executive Compensation II • Sustainability III • Corporate Governance 3

Executive compensation decision-making requires thoughtful consideration due to Yum China’s unique position Yum China is unique: • Incorporated in Delaware and listed on both New York Stock Exchange (NYSE) and Hong Kong Stock Exchange (HKEX) • Substantially all of its operations in China in over 1,800 cities In making executive compensation decisions, the Compensation Committee (CC) considers the Company’s performance in the context of: • Operating environment in China • Performance of China-based peers • Performance of U.S. peers • Competitive market and retention constraints CC’s responsibility is to formulate and refine an executive compensation program that attracts, retains and incentivizes global talent with: • Deep knowledge of evolving Chinese regulatory environment (such as supply chain, digital operations) as well as of U.S. and Hong Kong governance requirements • Global perspective and expertise to resolve issues amid the evolving global regulatory landscape, including geopolitical challenges 4

Yum China demonstrated exceptional resilience in adverse times for three consecutive years since the onset of the COVID-19 pandemic 2020 • Same store sales during the Chinese New Year holiday period declined by 40-50% YoY compared to the comparable period in 2019 • Approximately 35% of stores were closed at the peak of the outbreak, with significant regional differences • Operating results improved sequentially in the next 3 quarters, but sales continued to be impacted by the COVID-19 pandemic 2021 • Relatively stable in the first half. Multiple waves of Delta-variant outbreaks started in late July and spread to nearly all provinces • Strict measures implemented, including lockdowns of several cities and closures of tourist locations • Eastern China, Yum China’s most important market, severely impacted during the summer holiday, traditionally the peak trading season 2022 • Considered as the most volatile year in the three-year period • The pandemic and strict public health measures persisted throughout the year, including complete, extended lockdowns of Shanghai, Shenzhen and other major cities • Stores temporarily closed or only offered takeaway and delivery services - March: 1,700+; April and May: 2,500+ on average; November: 4,300+ at peak • In December, most of the restrictions were removed. Temporary store closures, combined with massive infections, led to sales decline 5

The business environment of China and U.S. in 2020 – 2022 differed significantly due to pacing of COVID-19 outbreaks and public health measures adopted COVID-19 Restrictions The U.S. markets generally returned to normal in Lifted in 2022. Most States COVID-19 severely impacted China for three years. Infection number in China was lower, but China Weekly COVID-19 Case Tracking in the U.S. government adopted stringent “dynamic zero COVID-19 COVID” policy and public health measures, Restrictions Lifted in including lockdowns, mass testing and mandatory China quarantine. 2022 was in many ways the most volatile year for the Chinese restaurant sector during the past three years, during which we managed to navigate sporadic COVID outbreaks, entire city lockdowns and, in December 2022, nationwide infections. Only in December 2022 that most of the restrictions were lifted. Weekly COVID-19 Case Tracking in China Data source: Financial Times 6

China and U.S. retail and restaurant industry performance largely varied in 2020- 2022 under different COVID-19 responses 1 2 YoY Growth Rate of Retail Sector YoY Growth Rate of Restaurant Industry CAGR (2019-2022) CAGR (2019-2022) China China +2% China -2% US U.S. +10% U.S. +7% 16.6% 18.6% 12.5% 10.2% 9.4% 8.0% 8.0% 7.6% 5.4% 4.7% 4.2% 2.9% -0.2% -3.9% -6.3% -16.6% 2019 2020 2021 2022 2019 2020 2021 2022 1) China: Total Retail Sales of Consumer Goods; U.S.: Gross Output of Retail Trade. 2) China: Total Revenue of Restaurant Industry; U.S.: Gross Output of Food and Beverage Stores. 7 Data source: National Statistical Bureau of China, U.S. Bureau of Economic Analysis

Yum China demonstrated strong performance against industry volatility in China and delivered positive growth and exceptional shareholder value during 2020-2022

Financial Performance

- Despite the volatile market situation, the Company managed to grow and **maintained profitability every quarter** in the three years.
- **The Company's revenue growth outperformed the China restaurant industry.**

	2022 vs. 2021	2022 vs. 2019	2019 – 2022 CAGR
YUMC Total Revenue Growth	-3%	+9%	+3%
YUMC Total Revenue Growth (excluding F/X)	+1%	+6%	+2%
China Restaurant Industry Total Revenue Growth	-6%	-6%	-2%

Source of China Restaurant Industry Total Revenue: National Statistical Bureau of China

Shareholder Value

- For the three-year period, **the Company's TSR performance* outperformed:**
  - MSCI China Index
  - MSCI China Consumer Discretionary Index
  - S&P 500 Consumer Discretionary Index
- In the same period, the Company generated **$3.7 billion operating cash flow** and **$1.9 billion free cash flow**** and **returned over $1 billion to shareholders** through share repurchases and dividends.

YUMC TSR Performance	2022	2020 - 2022
MSCI China Index Ranking	93.65 percentile	68.91 percentile
MSCI China Consumer Discretionary Index Ranking	86.60 percentile	98.50 percentile
S&P 500 Consumer Discretionary	Outperformed 49.03%	Outperformed 11.61%

* *TSR based on the average closing price over the 20 trading days up to and including the start and end of the period and assumes reinvestment of dividends*

** Net cash from operating activities ($3.7 billion) from 2020 – 2022 minus capital expenditure from 2020 – 2022 ($1.8 billion)

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In addition to managing challenges posed by the pandemic, Yum China also implemented transformational initiatives to capture future growth opportunities Responsiveness to Emerging Customer Needs • Successfully adapted operations to capture off-premise sales. o Delivery sales of KFC and Pizza Hut grew 17% YoY in 2022. Delivery sales mix almost doubled from ~20% of company sales in 2019 to ~39% of company sales of these two brands in 2022. o New retail sales grew 50% YoY in 2022. • Continued to drive sales by offering good, innovative food with great value. Cost Structure Rebase • Maintained relentless focus on cost management especially on commodity and labor. Both commodity and labor cost were included as additional KPIs for the team factor under the 2022 short term incentive program. • In 2022, the increase of cost for key commodities purchased was contained at 2.1% despite inflationary pressure. The effective control of commodity costs enabled the Company to deliver good food with great value to its customers. • Labor cost for 2022 was reduced by 7% YoY through a series of measures such as store management and crew sharing initiatives, as well as utilizing AI for crew scheduling. Market Expansion • Significantly expanded store portfolio over 2020 to 2022, adding ~3,800 net new stores, representing a growth of ~40%. • Increasing store density in higher tier cities and penetrating further into lower tier cities with flexible store models, lower store investment costs and relatively more favorable lease terms. Digital Transformation • To drive innovation and operational efficiency, the Company invested in building in-house capability enabling optimized sales forecasting, inventory/ wastage management, and productivity gain for store and delivery operations. • Loyalty programs grew from 240+ million members as of the end of 2019 to 410 million+ members as of the end of 2022. • Digital ordering increased from ~55% of company sales in 2019 to ~89% of company sales in 2022, surpassing $20 billion in digital sales in three years. 9

2023 Q1 achievements stands as a testament of Yum China’s successful execution of the strategies to fortify the competitive positions and to capture business opportunities Highlights of outstanding results achieved in Q1 2023: • Record first quarter performance - revenue ($2.92 billion) and operating profit ($416 million) • Restaurant margin reached 20.3%, the highest since 2017 • System sales grew by 17% year-over-year (excluding F/X) • Same store sales grew by 8% year-over-year (excluding F/X) • Opened 233 net new stores • Off-premise sales exceeding 60% of company sales, with delivery accounting for ~36% of KFC and Pizza Hut’s company sales • Digital orders accounted for ~89% of company sales • KFC and Pizza Hut’s loyalty program exceeded 430 million members, contributing to ~64% of system sales • Generated $507 million in operating cash flow and $328 million in free cash flow* • Diluted EPS increased by 196% year-over-year to $0.68 * Net cash from operating activities ($507 million) minus capital expenditure ($179 million) 10

Executive Compensation Practices for 2022 – Rationale and Considerations 11

Necessary modification was made to 2020 annual PSUs to ensure adequate recognition of executive team for their exceptional leadership during the three-year performance period Background Before Modification • The PSU program introduced to the entire leadership team, including all NEOs, for the first time in 2020 • The original design, targets and metrics established in early 2020, at the time when the duration and impact of the pandemic could not have been anticipated. The 2020 annual PSUs adopted two absolute Adjusted Adjusted targets with a relative measure (r-TSR) as a payout modifier Total Diluted modified by Revenue EPS R-TSR Growth Growth Modification • In December 2022, CC adjusted the PSU plan considering the Company's strong performance against its peers for the three-year performance period attributable to the executive team’s exceptional leadership 60% 40% +/-20% and the likely zero payout of the original plan which would not be a fair assessment of the management team • CC adjusted r-TSR from a modifier to a standalone measure with 60% weighting, emphasizing relative performance measure, which was in line with external case studies published in 2020 (i.e. use of relative measures vs. absolute ones in times of severe business volatility). The other two measures (adjusted total After Modification revenue growth and adjusted diluted EPS growth) remained at the same relative weightings to each other as prior to the modification th • Consistent with internal compensation practice, target of r-TSR was set at 55 percentile and payout Adjusted Adjusted capped at target for negative TSR Total Diluted R-TSR Revenue EPS Growth Growth Result • The original plan design would have resulted in zero payout th • With the actual YUMC r-TSR ranking at 68.91 percentile against the constituents of the MSCI China Index, 24% 16% 60% this adjusted 2020 annual PSUs resulted in a below target final payout of 87.82% 12

One-time Lavazza grant to NEOs in 2022 as part of an employee share ownership plan (ESOP) to incentivize key employees of Yum China and Lavazza Group to join forces in accelerating the growth of the Lavazza coffee concept in China. Vesting subject to stringent criteria Purpose • Yum China set up a Joint Venture with Lavazza to develop Lavazza coffee concept in China. An ESOP program was developed to incentivize core employees to execute the business plan with a founder mentality. Plan coverage and equity allocation % • Lavazza JV employees (including restaurant general managers) – 12% • Yum China employees (including NEOs) – 2% • Lavazza Group employees – 1% Vesting conditions for YUMC NEOs • Subject to both performance-based vesting conditions AND occurrence of a liquidity event which includes an IPO within 7 years from the date of grant. • Performance vesting conditions reflecting the 4 key milestones of Joint Venture’s business plan, measured on a rolling last 4-quarter basis over 4 years: • Revenue (RMB606 million), Store level profitability (restaurant profit breakeven), brand level profitability (operating profit breakeven), store count (net 1,000 stores), each equally weighted. 13

Temporary change in the proportion of performance-based LTIs: 2022: 30% PSU; 2023: 50% PSU • In light of the continued volatility and uncertainty which made setting three-year absolute performance goals very difficult and the need for the retention of key executive talent, CC determined in early 2022 to award annual LTI in: • SAR - 50%; PSU - 30%; RSU - 20% th • For 2022 PSU measure, r-TSR against the constituents of the MSCI China index was used. Target set at 55 percentile and payout capped at target for negative TSR. • For the 2023 LTI grant, 50% granted in PSU. • With the increased importance of ESG as part of the Company’s long term strategy, corporate ESG goals in line with SBTi roadmap included as one of the 2023 PSU metrics. 14

2022 Short Term Incentive (STI) program adjustment was deemed necessary to align the organization on key priorities to protect the business in view of fast-changing operating environment

YumChina

Background

- In the first half of 2022, the highly transmissible Omicron variant caused significant volatility in our business operations

Modification

- In July, CC approved an **adjusted STI program to align the organization with key priorities to protect margin / profitability and to drive sales** against the backdrop of significant operational challenges
- In line with external case studies published in 2020, **2 relative growth measures (relative revenue** and **r-TSR**) were added with 40% weight. **Two other absolute measures** relating to **cost structure rebase (commodity** and **labor)** with a total weight of 30% were added. The 5 KPIs in the original plan were maintained with a total weight of 30%

Result

- The final team performance factor for YUMC was 135% and CC exercised **negative discretion** to assign a **final team factor of 120%** for YUMC

	Weight	Target*	Actual Result	Score
Original KPIs				
• Adjusted Operating Profit Growth	12%	9.8%	-14%	--
• Same Store Sales Growth	4.5%	2%	- 7%	--
• Delivery Sales Growth	4.5%	15%	17%	6%
• System Net New Builds	6%	1,230	1,159	4%
• Member Activity	3%	--	--	--
	30%			10%
Additional KPIs				
Commodity Cost Growth	15%	2.0%	2.1%	15%
Labor Cost Growth	15%	flat	-7%	30%
Relative Revenue Growth	20%	2%	7%	40%
R-TSR Against MSCI China Index	20%	55th	93.65th	40%
Total				135%
Final approved by CC				**120%**

** Performance metrics for each KPI (including threshold, target and maximum) disclosed in 2022 CD&A*

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Yum China 2023 Shareholder Engagement Agenda I • Executive Compensation II • Sustainability III • Corporate Governance 16

Sustainability Strategy - Provide safe and nutritious food that is economically, socially and environmentally sustainable Creating A Responsible Ecosystem Contribute to FOOD PEOPLE ENVIRONMENT UN 2030 SDGs We CARE about our customers We CARE about our people We CARE about our environment with safe & nutritious foods with 'Fair, Care and Pride’ and minimizing our footprint Sustainable Restaurants Sustainable Supply Chain Sustainable Community Corporate Governance and Culture 17

Our ESG performance has been highly recognized externally rd th th 3 Year Industry Best 5 Year 5 Year Industry Best Score MSCI ESG Top Employer in China One of the only three Member of DJSI World ‘AA’ rating Industry best for the companies from th Top 1% 5 consecutive year mainland China 18

We advance three environmental sustainability priorities and focus on both Financial and ESG impact Leverage 4R Principles • Reduce • Reuse • Recycle Climate Circular Supply Chain • Replace Action Economy Collaboration 19

Climate Action - A holistic transformation strategy in place to drive towards net-zero value chain GHG emissions by 2050 BY 2035 BY 2050 63% Reduce absolute scope 1 and 2 GHG emissions (from 2020) NET-ZERO Reduce scope 3 GHG emissions from purchased 66.3% goods per ton of goods purchased (from 2020) 范围一/二关键行动 Energy Efficiency Renewable Energy Supplier Engagement 20

Climate Action - Significant progress in 2022 with improved transparency 2,400MWh 100% 15% Average restaurant electricity Renewable Energy annual Renewable Energy for two consumption reduction as consumption expected via DPV* restaurants via (v)PPA** compared to 2021 2022 Sustainability Report 2021 TCFD Report 2022 CDP Questionnaire th st nd (6 report) (1 report) (2 year participation) * DPV: Distributed Photovoltaics. Data includes 2 green pioneer stores and 2 logistics centers. 21 ** (v)PPA: (virtual) Power Purchase Agreements.

Climate Action - To build scalable approach for suppliers’ GHG emissions management ‘3E’ Method Our Plan Engage 2022 Since 2023 Promote the joint participation of suppliers 8 Suppliers Top 40 Suppliers in GHG emissions Roll-out reduction - Abatement pilots in - Majority of Scope3 Poultry, Packaging purchased goods emissions Educate Building suppliers' capacity in dealing with climate risks • Top 40 suppliers committed Yum China Supply Chain Empower • Balance Financial and ESG impact Empower suppliers' DPV & (v)PPA Alliance low-carbon • Green power demand @~5mn MWh development established 22

Yum China 2023 Shareholder Engagement Agenda I • Executive Compensation II • Sustainability III • Corporate Governance 23

Board Refreshment • Annual election of all directors • Board Refreshment ➢ Election of Christina Xiaojing Zhu • President and CEO of Walmart China • Prior to joining Walmart Group in May 2020 • President of Fonterra* Greater China from August 2016 to December 2019 • Managing director and vice president from September 2011 to July 2016 ➢ Cyril Han and Louis T. Hsieh will step down * Fonterra is a global dairy exporter and milk processor 24

Director Nominees’ Qualifications and Skills Regional Executive Information Public Company Industry (China/Asia Leadership Technology Board Pacific) Fred Hu √ √ √ √ Joey Wat √ √ √ √ Peter A. Bassi √ √ √ Edouard Ettedgui √ √ √ √ Ruby Lu √ √ √ √ Zili Shao √ √ √ William Wang √ √ √ √ Min (Jenny) Zhang √ √ √ √ √ Christina Xiaojing √ √ √ √ √ Zhu * All of the directors and director nominees are independent of the Company and its management under NYSE rules and the HKEx Listing Rules, with the exception of Joey Wat. 25

Board Diversity Our director nominees have experience, qualifications and skills across a wide range of public and private companies spanning many different industries, possessing a broad spectrum of experience both individually and collectively. Our director nominees bring a diverse mix of regional, industry and professional expertise to the Company. Gender Diversity Age Diversity Tenure Diversity 11% 22% 22% 11% 44% 11% 56% 56% 22% 45% Male Female ＜50 yrs 50-60 yrs 61-70 yrs＞70 yrs＜1 year 1-3 yrs 4-6 yrs＞6 yrs 26

Share Issuance up to 20% of Outstanding Shares • Shareholder approval required for issuance of common stock, or securities Proposal convertible into common stock, representing 20%+ of stock or voting power prior to NYSE issuance rule • Proposal will give • Exception for public issuance for cash authority to Board until • Rule is intended to prevent dilution to existing shareholders deadline for 2024 annual meeting • Shareholder approval required prior to issuance of any common stock (in and outside of HK) • 10% discount limit - the HKEX • Approval can be transaction-specific or a general mandate, adopted annually shares are not to be rule issued at a discount of • Typical practice in Hong Kong is to adopt a general mandate at the annual meeting more than 10% of the for up to 20% of outstanding shares benchmarked price Policy changes related to share issuance mandates • No current plans to ISS • For companies incorporated outside the U.S. and listed solely on a U.S. exchange, issue common stock or ISS will generally vote for resolutions to authorize the issuance of common shares securities convertible Policy up to 20% of currently issued common share capital, if they are not connected with a into common stock specific transaction or financing proposal 27

Appendix 28

Highlights of our Achievements in 2022

YumChina

ENVIRONMENT

Climate Action
- Near-term SBTs approved
- 1st TCFD Report published
- 15% average restaurant electricity consumption reduction
- 100% renewable energy for two restaurants via (v)PPA

Circular Economy
- ~19,000 tons of packaging reduced*
- Rolled out Food Bank Program to PH
- 1st restaurant chain in China to pilot packaging waste recycling
- 3,518 tons of UCO converted into biodiesel since 2019

Supply Chain Env. Impact
- 100% RSPO-certified palm oil
- 100% FCS-certified paper napkin
- 21% FSC-certified paper packaging

FOOD

Food Safety & Quality
- >21,200 OEC Audits
- ~4,500 quality assessments on key products
- >89,000 samples covered in microbiological tests

Nutrition & Health
- Yum China Nutrition and Health Policy and Commitments published
- ~40,000 tons of fruits & vegetables purchased

Trending Issues
- Yum China GAP expanded to 100% of lettuce, tomato and pepper, oranges, lemons, apples, and broccoli bases

PEOPLE

Labor Management
- Released the Yum China Human Rights Policy
- Released the Yum China OH&S Management System

Customer Relationship Management
- Formulated the Yum China Responsible Marketing Policy

Supply Chain Social Impact
- 100% of critical suppliers completed the CSR audit
- 100% supplier online training participation

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Circular Economy
- Explore the opportunities to create 'zero-waste' restaurants

YumChina


Exploit Less

Circular Economy


Recycle More

Packaging

- ~19,000 tons of packaging reduction
- Piloted reusable shipping boxes
- Promoted Reusable Serving Basket Program to 100% of KFC & Taco Bell stores

Food

- Expanded Food Bank Program to 300+ KFC stores and 40+ Pizza Hut stores

Waste Recycling

- 3,518 tons of UCO converted into biodiesel since 2019
- 1st restaurant chain in China to pilot packaging waste recycling
- Pilot coffee grounds recycling

Close Loop Application

- B5 biodiesel made from UCO for logistic fleet

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